For Immediate Release
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            Alfa Extends Exercise Date For Warrants
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     NEW YORK, April 25, 2006 -- Alfa International Holdings
Corp. (OTC BB: AHDS.OB - News) announced in its recent annual report on Form 10-KSB filed with the SEC that it has extended the exercise date for its common stock purchase warrants ("Warrants") held by owners of its Series B Preferred Stock. All such unexercised Warrants will now expire on July 31, 2007.

Alfa's president, Frank J. Drohan, remarked, "The Board of Directors decided that the holders of the Preferred Stock should have the continued possibility of benefiting from the ownership of the Warrants. We are very pleased with the recent progress our wholly owned subsidiary Journey of Light, Inc. ("JOL") has made with its plans to develop the U.S. 1.6 billion dollar Omagine real-estate development project (the "Omagine Project") in Oman."

The Government of Oman recently approved the Omagine Project and JOL management is on its way to Oman to finalize discussions with government officials and to negotiate and conclude the Development Agreement.

Omagine is proposed to be developed by a company to be owned jointly by JOL and J&P - Omagine LLC - on 1 million square meters (approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and nearby the Seeb International Airport. The Omagine Project is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter and associated exhibition buildings (collectively, the "Landmark"); a five star resort hotel; a four star hotel; a boardwalk; an open air amphitheater and stage; a canal and enclosed harbor area; boat slips; commercial office buildings; shopping and retail establishments; restaurants and open space green areas. Additionally, Omagine, as presently conceived, includes the construction and sale by Omagine LLC of approximately 3,900 residences consisting of a combination of villas, town homes and apartments. Joannou & Paraskevaides (Overseas) Ltd. ("J&P"), an Athens based general contractor (www.jandp-group.com), and JOL have a written agreement with respect to J&P's participation as an investor in Omagine LLC and as the contractor for the Omagine Project.

About Alfa International Holdings Corp.

Alfa International Holdings Corp. (OTC BB: AHDS.OB) conducts all its real-estate development business activities through its wholly owned subsidiary JOL. JOL is a real-estate development, entertainment and hospitality company focusing on Middle Eastern development opportunities resulting from the recent aggressive growth strategies adopted by governments in the hyper-wealthy Persian Gulf region. These governments are seeking to diversify their economies through mega projects that create tourist destination hot spots. The Middle East is one of the fastest growing tourist destinations in the world and this little known fact combined with high prices for oil and natural gas has created a "perfect storm" of enormous financial resources combined with superb development opportunities.

For all Alfa's investor relations needs, investors are asked to visit Alfa's IR Hub at http://www.agoracom.com/IR/Alfa where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to AHDS@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time. Visit Alfa's website at www.alfacorp.net; JOL's website at www.journey-of-light.com and Omagine's website at www.omagine.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to: final negotiations of the development agreement with the Government of Oman; fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, and the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

Contact:
Alfa International Holdings Corp.
Corporate Inquiries
Frank J. Drohan, President & CEO
(212) 563-4141